EXHIBIT 99

                             News

For more information, contact:
Maureen Roth, (314) 765-6195

FOR IMMEDIATE RELEASE

ANHEUSER-BUSCH REPORTS INCREASED U.S. BEER VOLUME IN 2006

ST. LOUIS, Jan. 5, 2007 - Anheuser-Busch, Inc., the U.S. beer subsidiary of Anheuser-Busch Cos., Inc., increased U.S. shipments to wholesalers to 102.3 million barrels in 2006 --- up 1.2 million barrels or 1.2 percent over 2005, it was announced today by Anheuser-Busch Cos., Inc. president and chief executive officer, August A. Busch IV.
“Anheuser-Busch achieved increased shipments in 2006 due to the success of its initiatives to grow core brands, led by Bud Light, and by expanding its portfolio of products including the addition of the Rolling Rock brands, and imports Grolsch and Tiger,” said Busch. Wholesaler sales-to-retailers grew 1.1 percent for the full year. Newly acquired and alliance brands contributed 0.5 points of growth to both shipments and wholesaler sales-to-retailers for the full year.
Wholesaler sales-to-retailers growth accelerated to 1.6 percent for the fourth quarter 2006, while U.S. beer shipments to wholesalers decreased 3.6 percent in the same timeframe, as the company reduced wholesaler inventories below 2005 year-end levels. Fourth quarter 2006 percent changes for wholesaler sales-to-retailers and shipments to wholesalers benefited by 0.7 points and 0.8 points, respectively, due to newly acquired and alliance brands.
“We are pleased with our sales and marketing initiatives, including the recently announced agreement to become the exclusive U.S. importer of select InBev European brands, and believe these efforts will position Anheuser-Busch for growth in volume and earnings in 2007,” concluded Busch.
Anheuser-Busch Cos., Inc. will announce worldwide beer volume and consolidated earnings results for the fourth quarter and full year 2006 on Feb. 1, 2007.

- more -

U.S. Beer Volume in 2006

# # #
This release contains forward-looking statements regarding the company’s expectations concerning its future operations, earnings and prospects. On the date the forward-looking statements are made, the statements represent the company’s expectations, but the company’s expectations concerning its future operations, earnings and prospects may change. The company’s expectations involve risks and uncertainties (both favorable and unfavorable) and are based on many assumptions that the company believes to be reasonable, but such assumptions may ultimately prove to be inaccurate or incomplete, in whole or in part. Accordingly, there can be no assurances that the company’s expectations and the forward-looking statements will be correct. Important factors that could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release include, among others, changes in the pricing environment for the company’s products; changes in U.S. demand for malt beverage products, including changes in U.S. demand for other alcohol beverages; changes in consumer preference for the company’s malt beverage products; changes in the cost of marketing the company’s malt beverage products; regulatory or legislative changes, including changes in beer excise taxes at either the federal or state level and changes in income taxes; changes in the litigation to which the company is a party; changes in raw materials prices; changes in packaging materials costs; changes in energy costs; changes in the financial condition of the company's suppliers; changes in interest rates; changes in foreign currency exchange rates; unusual weather conditions that could impact beer consumption in the U.S.; changes in attendance and consumer spending patterns for the company’s theme park operations; changes in demand for aluminum beverage containers; changes in the company’s international beer business or in the beer business of the company’s international equity partners; changes in the economies of the countries in which the company’s international beer business or its international equity partners operate; changes in the company’s credit rating resulting from future acquisitions or divestitures; and the effect of stock market conditions on the company’s share repurchase program. Anheuser-Busch disclaims any obligation to update or revise any of these forward-looking statements. Additional risk factors concerning the company can be found in the company’s most recent Form 10-K.